Exhibit 6.6

Christie Medical Holdings (CMH) APIC Licensing Terms from Cytonics
Corporation (“Cytonics”)

1.	Dated and Effective January 1, 2020 (“Effective Date”);
2.	The term of this agreement shall commence on the effective date and continue for a period of ten (10) years until December 31, 2029;
3.	CMH is granted an exclusive manufacturing, marketing, and sales license with exclusive rights to sell both domestically and internationally in the human markets (herein defined as all human markets);
4.	CMH is to be the primary distributor for the APIC and FACT products in the human market. CMH In all cases, CMH will own and control the Regulatory Approval for the APIC System in the human markets for the duration of this agreement. Should this agreement terminate for any reason, the quality documentation will be provided by CMH to Cytonics within 90 days of the termination date.
5.	CMH is to be the primary distributor for the APIC and FACT products in the human market. CMH may contract with another distributor or assign sub distributors with the expressed written consent of Cytonics and Cytonics given the right to consent to the contracts with other distributors shall not unreasonably withhold or delay its approval or consent;
6.	Cytonics will not sell, whether directly or indirectly via 3rd party, the APIC-PRP system in the human market;
7.	CMH is responsible for providing market, regulatory notice, and patent infringement to Cytonics and Cytonics will likewise inform CMH;
8.	CMH cannot manufacture or distribute a competitive product (except for the APIC Mini and/or any other Cytonics’ products);

9.	CMH will have exclusive rights to manufacture and sell the APIC Mini system in the domestic and international human markets, contingent upon the successful regulatory approval of the Mini system by CMH;
10.	CMH has the right to use Cytonics’ marketing materials, but new marketing materials developed by CMH must be reviewed and timely approved by Cytonics;
11.	APIC sales forecast must be provided by CMH on or before the first day of each calendar quarter;
12.	Quarterly sales data must be provided by CMH;
13.	If needed, Cytonics will provide training and support for sales, preapproved travel expenses will be reimbursed by CMH;
14.	CMH must enter into a contract manufacturing agreement within 90 days of the Effective Date with a supplier reasonably accepted by Cytonics;
15.	CMH will be given all rights and responsibilities to conduct the FAC test for the samples received and Cytonics will train CMH personnel at no additional charge;
16.	Cytonics has the right to audit the contract manufacturer at any time;
17.	CMH must maintain sufficient inventory and manage all inventory, shipments, expiration dates, returns and quality, without design changes unless written permission from Cytonics is provided;
18.	CMH must provide evidence of $1M/$1M general liability insurance and $1M property damage insurance and add Cytonics to the binder with 30 days’ prior written notice of change or cancellation;
19.	Cytonics will provide written notice of new products being developed and other autologous product development activities and grant CMH first right of negotiation for these new products;
20.	CMH shall establish product pricing without approval from Cytonics,
21.	APIC kits will be sold to any research institution for clinical trials at a price determined by CMH and any kits used for research will not be included in any royalty payments
22.	International regulatory product approval will be paid for by CMH;

23.	If the defense of Cytonics’ patents results in an out-of-court settlement, Cytonics, or whichever Party paid the associated legal expenses, shall be the sole beneficiary of the settlement.
24.	Proof of Capital and Payment Schedule for Human Licensing:
a.	Proof of Capital – Must provide within 90 days of signed LOI proof of capital for the initial ($150,000) and 2020 payment of ($70,000)
b.	Upfront fee of $500,000, with the following payment schedule:
i.	$150,000 paid to Cytonics within 90 days of the Effective Date
ii.	Remaining $350,000 to be amortized over (5) equal payments at the beginning of every 3rd quarter (i.e., in yearly increments from the Effective Date) starting in 2020 until the remaining $350,000 is paid in full (Exhibit A);
c.	Royalties on in-market sales (final product sales in the human market) with quarterly minimums for all future calendar quarters (Exhibit A):
i.	2019- through 12.31.19– greater of 10% of sales or $50,000 per quarter
ii.	2020-2021 – through 12.31.20 greater of 10% of sales or $50,000 per quarter
iii.	2022-2023 through 12.31.23 – greater of 10% of sales or $60,000 per quarter
iv.	2024 - through 12.31.24- greater of 10% of sales or $65,000 per quarter
v.	2025 through 12.31.25greater of 10% of sales or $70,000 per quarter
vi.	2026-2029 through 12.31.29 - greater of 10% of sales or $75,000 per quarter
d.	Payments not received within 30 days of the invoice date will be subject to 10% monthly penalties (non-compounding);
e.	Payments not received within 60 days of the invoice date will be subject to 30% monthly penalties (non-compounding);
f.	Payments not received within 90 days of the invoice date will nullify this agreement (see “Breach of Contract” below);
25.	Governing law in the State of Florida with consent to jurisdiction;

26.	Rights are un-assignable without prior written consent of the other party; no party given the right to approve or consent to any matter shall unreasonably withhold, condition, or delay its approval or consent;
a.	In the event that CMH is acquired, this agreement transfers and effectively designates the acquirer as the new licensee. Royalties and quarterly minimum payments shall be paid to Cytonics by the new licensee. If the acquirer does not agree with thee transfer agreement, then Cytonics must be notified ninety (90) days prior to CMH being acquired, and Cytonics shall retain the option to rescind this licensing agreement.
27.	This agreement cancels and supersedes all prior agreements;
28.	Cytonics shall be a party to the Contract Manufacturer Agreement and will remain the beneficiary of the Contract Manufacturing Agreement should this agreement terminate for any reason.
29.	Termination / Breach of Contract
a.	Minimum payments / royalties not received within 90 days of the invoice date will nullify this agreement;
b.	Termination in the event of bankruptcy or by mutual agreement;
Cytonics Corporation	Christie Medical Holdings
By: /s/ Joey Bose	By: /s/ Scott B. Petrovich
Name: Joey Bose	Name: /s/ Scott B. Petrovich
Title: President	Title: President
Date: 10/3/19	Date: 10/8/19